EXHIBIT 10.64

July 24, 2006

Earth Biofuels, Inc.

3001 Knox Street, Suite 403

Dallas, Texas 75205

Re:  Earth Biofuels, Inc. (“the Company”) – Management Lock-Up Agreement

Dear Sirs:

In connection with the issuance of a new series of senior convertible notes of the Company (the “Notes”), which Notes shall be convertible into Common Stock, par value $0.001 per share, of the Company and warrants to acquire additional shares of Common Stock (each a “Security” and collectively, the “Securities”), pursuant to the Securities Purchase Agreement entered by and among the Company and the investors named on the Schedule of Buyers attached thereto (the “Buyers”), on July 21, 2006 (the “Securities Purchase Agreement”), the undersigned agrees that, commencing on the date hereof and during the period specified below (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to any shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively the “Undersigned’s Shares”).

The foregoing restriction is expressly agreed to preclude the undersigned or any affiliate of the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if the Undersigned’s Shares would be disposed of by someone other than the undersigned.  Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Undersigned’s Shares.

The Lock-Up Period will commence on the date hereof and continue until one (1) year after the Closing (as defined in the Securities Purchase Agreement); provided, however, that notwithstanding the foregoing, the undersigned shall be permitted to sell the Undersigned’s Shares at a price greater than $5.80 or, in an underwritten public offering, at a price no lesser than $5.075, with gross proceeds of not less than $65 million.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in

3001 knox street • suite 403 • dallas texas 75205

214.389.9800 • 214.389.9805 facsimile

writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) if the undersigned is or becomes subject to the reporting requirements of Section 16 of the Exchange Act, pursuant to the terms of written trading plans in existence on the date hereof or entered into after the date hereof designed to comply with Rule 10b5-1(c) of the Exchange Act, provided no sales or other dispositions may occur under such plans until after the closing of trading on the date one (1) year from the Closing.  For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.  The undersigned now has, and, except as contemplated by clauses (i) and (ii) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

The undersigned understands and agrees that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

This Lock-Up Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which shall be considered one and the same instrument.

This Lock-Up Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied.  In furtherance of the foregoing, the internal laws of the State of New York will control the interpretation and construction of this Lock-Up Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

The Buyers shall be intended third party beneficiaries of this Agreement to the same extent as if they were parties hereto, and shall be entitled to enforce the provisions hereof.

Very truly yours,

/s/ DENNIS G. MCLAUGHLIN, III
Dennis G. McLaughlin, III
Chief Executive Officer